POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Kenneth D. Fuller, Richard F. Sennett, Robert I. Frenkel and George P. Hoyt with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Director and/or officer of ClearBridge American Energy MLP Fund Inc., (i) the registration statement on Form N-2 (including amendments thereto and any filings made pursuant to Rule 462(b) of the Securities Act of 1933, as amended), to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as applicable or (ii) any statement of beneficial ownership on Form 3, 4 or 5 to be filed with the United States Securities and Exchange Commission.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 15th day of May, 2013

Kenneth D. Fuller	Director

Richard F. Sennett	Principal Financial Officer

Carol L. Colman	Director

Daniel P. Cronin	Director

Paolo M. Cucchi	Director

Leslie H. Gelb	Director

William R. Hutchinson	Director

Eileen A. Kamerick	Director

Dr. Riordan Roett	Director